Exhibit 16

May 22, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Transgenomic, Inc.’s Form 8-K dated May 22, 2007, and have the following comments:

1. We agree with the statements made in section (a).

2. We have no basis on which to agree or disagree with the statements made in section (b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska